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                                                                    EXHIBIT 11.1



                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
                   CALCULATION OF NET INCOME PER COMMON SHARE

   (Expressed in thousands of United States dollars, except per share amounts)



BASIC                                                       Year ended December 31,
-----                                                      -------------------------
                                                             2000           1999
                                                             ----           ----
                                                           (audited)     (audited)
Net income                                                $     44,225  $      3,207

Common shares outstanding at January 1                      25,033,932    25,033,932
Common shares outstanding at December 31                    25,039,713    25,033,932
Weighted average common shares outstanding                  25,034,414    25,033,932


Net income per common share                                      $1.77         $0.13

DILUTED
-------
Net income                                                $     44,225    $    3,207

Weighted average common shares outstanding                  25,034,414    25,033,932
Dilutive effect of share options                               463,257       954,184

                                                         ----------------------------
Total                                                       25,497,671    25,988,116
                                                         ----------------------------

Net income per common share                                      $1.73         $0.12
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